Exhibit 99.1

Press release

RBC Bearings Incorporated Announces Fiscal 2021 Third Quarter Results

Oxford, CT – January 29, 2021 – RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly engineered precision bearings and components for the industrial, defense and aerospace industries, today reported results for the third quarter of fiscal year 2021.

Third Quarter Financial Highlights

	Fiscal 2021		Fiscal 2020		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$145.9		$177.0		-17.6%
Gross margin	$55.6	$56.4	$70.7	$70.9	-21.4%	-20.4%
Gross margin %	38.1%	38.7%	39.9%	40.1%
Operating income	$26.5	$27.9	$37.5	$37.8	-29.2%	-26.2%
Operating income %	18.2%	19.1%	21.2%	21.4%
Net income	$21.6	$22.7	$30.5	$30.4	-29.3%	-25.4%
Diluted EPS	$0.86	$0.90	$1.22	$1.22	-29.5%	-26.2%

(1) Results exclude items in reconciliation below.

Nine Month Financial Highlights

	Fiscal 2021		Fiscal 2020		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$448.7		$541.6		-17.2%
Gross margin	$171.6	$174.5	$212.5	$212.8	-19.2%	-18.0%
Gross margin %	38.3%	38.9%	39.2%	39.3%
Operating income	$81.7	$87.7	$113.3	$114.7	-27.9%	-23.5%
Operating income %	18.2%	19.5%	20.9%	21.2%
Net income	$64.7	$69.5	$92.3	$93.3	-29.9%	-25.5%
Diluted EPS	$2.59	$2.78	$3.71	$3.75	-30.2%	-25.9%

(1) Results exclude items in reconciliation below.

“I am pleased to report during the period we demonstrated very good performance at all levels of the operating statements,” said Michael J. Hartnett, Chairman and Chief Executive Officer. “This resulted from outstanding expense control and execution coupled with an expansion of demand for industrial products. Customer requirements for aircraft products were stable and at the levels we expected. Clearly we see this quarter as a turning point and foreshadows a positive outlook for our fiscal 2022 as the economy recovers from the pandemic.”

Third Quarter Results

Net sales for the third quarter of fiscal 2021 were $145.9 million, a decrease of 17.6% from $177.0 million in the third quarter of fiscal 2020. Net sales for the aerospace markets decreased 29.7% while industrial market net sales increased 5.5%. Gross margin for the third quarter of fiscal 2021 was $55.6 million compared to $70.7 million for the same period last year. On an adjusted basis, gross margin for the third quarter of fiscal 2021 was $56.4 million compared to an adjusted $70.9 million for the same quarter last year.

SG&A for the third quarter of fiscal 2021 was $25.7 million, a decrease of $5.0 million from $30.7 million for the same period last year. The decrease was primarily due to lower personnel-related costs of $4.4 million and $0.6 million of other items. As a percentage of net sales, SG&A was 17.6% for the third quarter of fiscal 2021 compared to 17.4% for the same period last year.

Other operating expenses for the third quarter of fiscal 2021 totaled $3.3 million compared to $2.5 million for the same period last year. For the third quarter of fiscal 2021, other operating expenses consisted primarily of $2.6 million of amortization of intangible assets, $0.5 million of restructuring costs and related items and $0.2 million of other items. For the third quarter of fiscal 2020, other operating expenses were comprised mainly of $2.5 million in amortization of intangible assets.

Operating income for the third quarter of fiscal 2021 was $26.5 million compared to $37.5 million for the same period last year. Excluding other restructuring charges and related items of $1.3 million, adjusted operating income for the third quarter of fiscal 2021 was $27.9 million compared to adjusted operating income of $37.8 million for the third quarter of fiscal 2020. Adjusted operating income as a percentage of net sales was 19.1% for the third quarter of fiscal 2021 compared to 21.4% for the same period last year.

Interest expense, net, was $0.3 million for the third quarter of fiscal 2021 compared to $0.5 million for the same period last year.

Income tax expense for the third quarter of fiscal 2021 was $4.7 million compared to $6.3 million for the same period last year. The effective income tax rate for the third quarter of fiscal 2021 was 17.9% compared to 17.0% for the same period last year. The current quarter income tax expense included $1.0 million of tax benefits from share-based stock compensation. Income tax expense for the same period last year was impacted by $0.9 million of benefit from share-based stock compensation and $0.6 million of discrete tax benefit due to a decrease in the reserves for unrecognized tax positions pertaining primarily to the statute of limitations expiration.

Net income for the third quarter of fiscal 2021 was $21.6 million compared to $30.5 million for the same period last year. On an adjusted basis, net income was $22.7 million for the third quarter of fiscal 2021 compared to $30.4 million for the same period last year.

Diluted EPS for the third quarter of fiscal 2021 was $0.86 per share compared to $1.22 per share for the same period last year. On an adjusted basis, diluted EPS was $0.90 per share for the third quarter of fiscal 2021 compared to $1.22 per share for the same period last year.

Backlog as of December 26, 2020 was $393.9 million compared to $477.7 million as of December 28, 2019.

2

Restructuring and Consolidation

During the third quarter of fiscal 2021, the Company continued its efforts to consolidate certain manufacturing facilities to increase efficiencies of our operations.  This resulted in $1.7 million of restructuring charges incurred during the third quarter, including $0.8 million of inventory rationalization costs included within cost of sales, $0.4 million of fixed asset disposals included within other operating costs, a $0.1 million lease impairment charge, and $0.4 million of other items.  The Company anticipates additional costs associated with these consolidation efforts of $0.5 million to $1.0 million to be incurred in the fourth quarter of fiscal 2021 and the first quarter of fiscal 2022.

Liquidity

The Company ended the third quarter of fiscal 2021 with a strong cash balance and liquidity position. Cash as of December 26, 2020 was $126.2 million and the Company had approximately $75.5 million of marketable securities and $260.9 million of undrawn revolving credit on its two bank facilities. The Company ended the third quarter with total debt of $20.5 million and was in full compliance with all covenants under its credit agreements.

Outlook for the Fourth Quarter Fiscal 2021

The Company expects net sales to be approximately $155.0 million to $160.0 million in the fourth quarter of fiscal 2021, compared to $185.8 million last year.

Live Webcast

RBC Bearings Incorporated will host a webcast on Friday, January 29th at 11:00 a.m. ET to discuss the quarterly results. To access the webcast, go to the investor relations portion of the Company’s website, www.rbcbearings.com, and click on the webcast icon. If you do not have access to the Internet and wish to listen to the call, dial 844-419-1755 (international callers dial 216-562-0468) and provide conference ID # 9150716. An audio replay of the call will be available from 1:45 p.m. ET January 29, 2021 until 1:45 p.m. ET February 5, 2021. The replay can be accessed by dialing 855-859-2056 (international callers dial 404-537-3406) and providing conference call ID # 9150716. Investors are advised to dial into the call at least ten minutes prior to the call to register.

Non-GAAP Financial Measures

In addition to disclosing results of operations that are determined in accordance with U.S. generally accepted accounting principles (GAAP), this press release also discloses non-GAAP results of operations that exclude certain items. These non-GAAP measures adjust for items that management believes are unusual. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations, as these non-GAAP measures allow investors to better evaluate ongoing business performance. Investors should consider non-GAAP measures in addition to, not as a substitute for, financial measures prepared in accordance with GAAP. A reconciliation of the non-GAAP measures disclosed in this press release with the most comparable GAAP measures are included in the financial table attached to this press release.

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products and components requiring sophisticated design, testing and manufacturing capabilities for the diversified industrial, aerospace and defense markets. The Company is headquartered in Oxford, Connecticut.

3

Safe Harbor for Forward Looking Statements

Certain statements in this press release contain “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including the following: the section of this press release entitled “Outlook”; any projections of earnings, revenue or other financial items relating to the Company, any statement of the plans, strategies and objectives of management for future operations; any statements concerning proposed future growth rates in the markets we serve; any statements of belief; any characterization of and the Company’s ability to control contingent liabilities; anticipated trends in the Company’s businesses; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “would,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” and other similar words. Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties beyond the control of the Company. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, COVID-19 pandemic, geopolitical factors, future levels of general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending or future litigation and governmental proceedings and approvals, estimated legal costs, increases in interest rates, tax legislation and changes, the Company’s ability to meet its debt obligations, the Company’s ability to acquire and integrate complementary businesses, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission, including, without limitation, the risks identified under the heading “Risk Factors” set forth in the Company’s most recent Annual Report filed on Form 10-K. The Company does not intend, and undertakes no obligation, to update or alter any forward-looking statements.

Contacts

RBC Bearings

Robert Sullivan

203-267-5014

Rsullivan@rbcbearings.com

Alpha IR Group

Michael Cummings

617-461-1101

investors@rbcbearings.com

4

RBC Bearings Incorporated

Consolidated Statements of Operations

(dollars in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	December 26,	December 28,	December 26,	December 28,
	2020	2019	2020	2019
Net sales	$145,861	$177,019	$448,689	$541,618
Cost of sales	90,273	106,308	277,052	329,099
Gross margin	55,588	70,711	171,637	212,519

Operating expenses:
Selling, general and administrative	25,739	30,719	78,591	91,580
Other, net	3,308	2,526	11,328	7,674
Total operating expenses	29,047	33,245	89,919	99,254

Operating income	26,541	37,466	81,718	113,265

Interest expense, net	327	466	1,095	1,486
Other non-operating expense (income)	(50)	217	203	581
Income before income taxes	26,264	36,783	80,420	111,198
Provision for income taxes	4,695	6,268	15,741	18,914
Net income	$21,569	$30,515	$64,679	$92,284

Net income per common share:
Basic	$0.87	$1.24	$2.61	$3.75
Diluted	$0.86	$1.22	$2.59	$3.71

Weighted average common shares:
Basic	24,861,792	24,699,461	24,816,451	24,595,179
Diluted	25,060,812	24,981,480	24,985,848	24,898,635

	Three Months Ended		Nine Months Ended
Reconciliation of Reported Gross Margin to	December 26,	December 28,	December 26,	December 28,
Adjusted Gross Margin:	2020	2019	2020	2019
Reported gross margin	$55,588	$70,711	$171,637	$212,519
Inventory purchase accounting adjustment	-	187	-	271
Restructuring and consolidation	835	-	2,829	-
Adjusted gross margin	$56,423	$70,898	$174,466	$212,790

5

	Three Months Ended		Nine Months Ended
Reconciliation of Reported Operating Income to	December 26,	December 28,	December 26,	December 28,
Adjusted Operating Income:	2020	2019	2020	2019
Reported operating income	$26,541	$37,466	$81,718	$113,265
Inventory purchase accounting adjustment	-	187	-	271
Acquisition costs	-	-	-	901
Restructuring and consolidation	1,341	147	5,974	231
Adjusted operating income	$27,882	$37,800	$87,692	$114,668

Reconciliation of Reported Net Income and Net Income	Three Months Ended		Nine Months Ended
Per Common Share to Adjusted Net Income and	December 26,	December 28,	December 26,	December 28,
Adjusted Net Income Per Common Share:	2020	2019	2020	2019
Reported net income	$21,569	$30,515	$64,679	$92,284
Inventory purchase accounting adjustment (1)	-	155	-	227
Acquisition costs (1)	-	-	-	769
Restructuring and consolidation (1)	1,101	122	4,777	194
Foreign exchange translation loss (1)	184	161	360	509
Discrete and other tax items benefit	(176)	(567)	(303)	(718)
Adjusted net income	$22,678	$30,386	$69,513	$93,265
(1) After tax impact.

Adjusted net income per common share:
Basic	$0.91	$1.23	$2.80	$3.79
Diluted	$0.90	$1.22	$2.78	$3.75

Weighted average common shares:
Basic	24,861,792	24,699,461	24,816,451	24,595,179
Diluted	25,060,812	24,981,480	24,985,848	24,898,635

	Three Months Ended		Nine Months Ended
	December 26,	December 28,	December 26,	December 28,
Segment Data, Net External Sales:	2020	2019	2020	2019
Plain bearings segment	$69,321	$86,876	$219,249	$264,372
Roller bearings segment	22,408	31,829	66,887	101,273
Ball bearings segment	20,675	18,475	60,614	53,609
Engineered products segment	33,457	39,839	101,939	122,364
	$145,861	$177,019	$448,689	$541,618

6

	Three Months Ended		Nine Months Ended
	December 26,	December 28,	December 26,	December 28,
Selected Financial Data:	2020	2019	2020	2019
Depreciation and amortization	$7,979	$7,953	$24,812	$23,275

Share-based stock compensation expense	5,173	5,135	15,842	14,996
Adjusted operating income plus depreciation/amortization plus share-based stock compensation expense	$41,034	$50,888	$128,346	$152,939

Cash provided by operating activities	$36,107	$46,577	$110,586	$111,195

Capital expenditures	$2,801	$7,346	$8,809	$27,562

Total debt			$20,493	$22,809

Cash and marketable securities			$201,731	$60,328

Repurchase of common stock			$6,206	$11,548

Backlog			$393,934	$477,702

7